EXHIBIT 99.1

INTEGRATED SECURITY SYSTEMS, INC.

ANNOUNCES

NEW CHAIRMAN AND CEO

Carrollton, Texas – September 3, 2008 – Integrated Security Systems, Inc. (OTCB:IZZI) today announced that Mr. Brooks Sherman has been appointed to the position of Chairman of the Board and Chief Executive Officer.  Mr. Jay Foersterling will remain in his current duties as President of Integrated Security Systems and as President and CEO of its wholly-owned subsidiary, B&B ARMR Corporation.  Mr. Russell Cleveland, the previous Chairman, will remain on the Board of Directors of the Company.

 “I am excited about the opportunity to lead ISSI forward”, said Mr. Sherman.  “The Company has a range of industry leading products for the security industry, as well as some interesting challenges ahead.  I look forward to working with Jay, Russell, the rest of the Board and the outstanding ISSI management team to address these challenges and opportunities.”

Mr. Sherman’s background includes over twenty-five years of experience, both in executive and financial roles.  Mr. Sherman has recently been serving as a consultant to ISSI.  He previously served as President and CEO of Selkirk Americas, LP, a building products manufacturer specializing in venting and air distribution products.  Prior to that, Mr. Sherman held several other positions, including President of Selkirk, Inc. and Chief Financial Officer of Eljer Industries, Inc., a building products manufacturer of plumbing and HVAC products which, at the time, was a publicly-held corporation.  Mr. Sherman began his career with Arthur Andersen & Co., a public accounting firm.

About ISSI

Headquartered in Carrollton, Texas, ISSI is a technology company that provides products and services for homeland security needs.  ISSI also designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces.  ISSI’s Intelli-Site® provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement.  Intelli-Site® features a user-defined graphics interface that controls various security devices within one or multiple facilities.  ISSI is a leading provider of anti-terrorist barriers, traffic control and safety systems within the road and bridge and perimeter security gate industries.  ISSI designs, manufactures and distributes warning gates, lane changers, airport and navigational lighting and perimeter security gates and operators.  ISSI conducts its design, development, manufacturing and distribution activities through three wholly owned subsidiaries:  B&B ARMR, Intelli-Site, Inc. and DoorTek Corporation.  For more information, please visit www.integratedsecurity.com, www.bb-armr.com www.bbroadway.com www.intelli-site.com, or www.doortek.com.

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